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                                                                    EXHIBIT 10.2

                             MEDICAL SCIENCE SYSTEMS
                           RESEARCH SUPPORT AGREEMENT
                                       AND
                AMENDMENTS TO VARIOUS EXISTING PROJECT AGREEMENTS

        This Research Support Agreement and Amendment to Various Existing Project Agreements (this "Agreement") is entered into and made effective as of this 1st day of July, 1997 by and between The University of Sheffield, Western Bank, Sheffield S10 2TN, England ("University"), acting through The Department of Molecular & Genetic Medicine, and Medical Science Systems Incorporated, 4400 MacArthur Blvd., Suite 980, Newport Beach, California 92660 ("MSS").

                                    RECITALS

        A. The University and MSS are parties to a Master Agreement for Technology Evaluation dated July 1, 1996, as amended (the "Master Agreement"), under which the parties established a joint cooperative relationship pursuant to which various technologies can be developed and products based thereon can be commercialized. Under the Master Agreement, it is expected that the University will take the lead in conducting fundamental discovery research and laboratory development of such technologies, and MSS will take the lead in commercializing products based upon such technologies and related product development.

        B. The Master Agreement establishes a procedure pursuant to which either party may submit ideas, inventions and proposed products to the other for evaluation for potential joint development and commercialization. If, based on such evaluation procedure, the parties mutually agree to embark on one or more projects to develop and commercialize particular technologies and/or products, the Master Agreement contemplates that the parties will enter into one or more specific project agreements (the "Project Agreements") defining their respective obligations and rights with respect to such projects.

        C. Pursuant to the procedures set forth in the Master Agreement, MSS and the University have before the date of this Agreement entered into the following Project Agreements (which shall be referred to collectively herein as the "Existing Project Agreements"):

        - "Development and Commercialization Project Agreement (Atherosclerosis Including Coronary Artery Disease)" dated Sept. 1, 1996 (the "Atherosclerosis Project Agreement");

        - "Development and Commercialization Project Agreement (Eye Diseases Among Diabetics)" dated Sept. 1, 1996 (the "Eye Diseases Project Agreement");

        - "Development and Commercialization Project Agreement (Osteoporosis)" dated Sept. 1, 1996 (the "Osteoporosis Project Agreement").

        D. Since the Existing Project Agreements were executed, the Steering Committee has determined that MSS will itself market and commercialize the initial genetic tests for screening


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* Confidential Treatment requested.
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patients for predisposition to atherosclerosis (including coronary artery disease), eye diseases among diabetics, periodontal disease, and osteoporosis, either directly and/or through co-promotion/distribution/agency relationships. The Steering Committee has also determined that MSS will assume responsibility and funding for all of the clinical utility studies and marketing enhancement studies under the Atherosclerosis Project Agreement and the Eye Diseases Project Agreement, and for any remaining clinical utility studies and marketing enhancement studies under the Osteoporosis Project. Based on these responsibilities on the part of MSS, the parties desire to amend the Existing Project Agreements to provide for a reallocation of Net Proceeds between MSS and the University.

        E. MSS desires to provide funding to the University to support an investigator employed by the University who will assist the University in performing its obligations under various Project Agreements entered into by the parties related to diagnostic and/or monitoring genetic tests. MSS further desires to provide funding to the Research Consultancy Unit of the University to support the work of the Research Consultancy Unit on such Project Agreements. MSS and the University desire to set forth the terms and conditions on which MSS will provide such funding.

        NOW, THEREFORE, in consideration of the foregoing premises and of the provisions of this Agreement, the parties agree as follows:


1.      DEFINITIONS

        Capitalized terms not otherwise defined in this Agreement shall have the meaning given those terms in the Master Agreement and the various applicable Project Agreements. In addition, the following terms shall have the following meanings:

        1.1 "Consultancy Agreement" means any agreement between MSS and personnel of the University (other than a Project Agreement), whether existing as of the effective date of this Agreement or entered into after the effective date of this Agreement, pursuant to which MSS funds such personnel to render services to or on behalf of MSS.

        1.2 "Contract Period" means a one year period commencing upon the execution of this Agreement, which period will be automatically extended by one year increments unless either party elects not to renew this Agreement pursuant to Section 5.1 below.

        1.3 "Investigator" means a post-doctoral researcher to be employed by the University, for whom MSS shall provide funding to the University hereunder to assist the University in performing its obligations under various Project Agreements between the parties.


2.      PAYMENTS BY MSS TO THE UNIVERSITY

        2.1 Payments by MSS. During the Contract Period, MSS agrees to provide the University the following amounts annually:


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        (a) Research Grant: A research grant to The Department of Molecular &
        Genetic Medicine, commencing on July 1, 1997, of forty thousand dollars ($40,000) per year, payable monthly, which the University will use to fund the efforts of the Investigator, who will devote his full time efforts during the Contract Period solely to assisting the University in performing its obligations under those Project Agreements between the parties to which the parties have agreed the Investigator should devote his efforts.

        (b) RCU Funding: A grant to the Research Consultancy Unit ("RCU") of the University, commencing on October 1, 1997, in the amount of twenty five thousand dollars ($25,000) per year, payable monthly, to support the work of the RCU on various Project Agreements.

        2.2 Possible Funding of Additional Investigators. The parties acknowledge that as additional Project Agreements are executed, it may be desirable to fund one or more additional investigators to support the University in performing its obligations under the Project Agreements. The parties will discuss the need for such additional support and, if they agree such additional support is necessary or desirable, will mutually agree to the amount of any such additional research grant that MSS will provide to the University and the duration of the same.

        2.3 Credit Against Net Proceeds Payable to the University. All amounts paid by MSS pursuant to this Section 2 and to any University personnel pursuant to Consultancy Agreements shall be fully creditable by MSS against any portion of Net Proceeds payable to the University by MSS under any Project Agreement from the commercialization of any Product or technology developed and marketed under a Project Agreement.

        2.4 Stock Options in MSS. In addition to the payments described in Sections 2.1 and 2.2 above, the University has been granted twenty-five thousand (25,000) stock options in MSS, pursuant to and governed by the terms and conditions of one or more separate written agreements between the parties.


3.      TERMS GOVERNING WORK BY THE INVESTIGATOR

        Any work performed by the Investigator with respect to a particular Project shall be governed by the terms and conditions of the relevant Project Agreement, as amended by Section 4 below of this Agreement, and any applicable provisions of the Master Agreement. Without limiting the generality of the preceding sentence, the ownership, pursuit of protection of Intellectual Property Rights, and use of any Innovations and Joint Innovations created in whole or in part out of the Investigator's work on a Project shall be governed by the relevant provisions of the pertinent Project Agreement. Similarly, publication of research results or other information resulting from the work of the Investigator on a Project will be governed by the procedures set forth in
Section 5 of the Master Agreement.



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4.      AMENDMENTS TO EXISTING PROJECT AGREEMENTS

        4.1 Amendments Applicable to All Existing Project Agreements. In view of the decisions of the Steering Committee reflected in Recital D above and of other agreements reached between the parties, MSS and the University agree that all Existing Project Agreements are hereby amended as follows:

               (a) Revision of Definition of "Innovations". The definition of "Innovations" in Section 1 of each of the Existing Project Agreements is replaced with the following:

        "Innovations" means all ideas, inventions, apparatus, systems, data, discoveries, methods, processes, improvements, works of authorship and other innovations of any kind within the Project Scope, whether or not they are eligible for patent, copyright, trademark, service mark, trade dress, trade secret or other legal protection. Examples of Innovations include: [ * ] "Innovations" does not include any computer information technology or products (including but not limited to MSS' Biofusion(TM) or other software products and technology), and the usage of any such technology or products shall not be deemed to be within the Project Scope.

               (b) Revision of Definition of "Intellectual Property Rights". The definition of "Intellectual Property Rights" in Section 1 of each of the Existing Project Agreements is replaced with the following:

        "Intellectual Property Rights" means patent applications, patents, design rights or other similar invention rights, rights of priority, copyrights, trademarks, service marks, trade dress, trade secret rights and other intangible rights, whether existing under statutory or common law, in any country in the world.

               (c) Revision of Definition of "Joint Innovations". The definition of "Joint Innovations" in Section 1 of each of the Existing Project Agreements is replaced with the following:

        "Joint Innovations" means all inventions, improvements, works of authorship and other innovations of any kind within the Project Scope that may be made, conceived, developed or reduced to practice jointly by MSS and by SMM and their respective employees, consultants, faculty, technicians, visiting scientists, students, and/or post-doctoral associates in the course of this Agreement, whether or not they are eligible for patent, copyright, trademark, service mark, trade dress, trade secret or other legal protection. Examples of Joint Innovations include but are not limited to: [ * ].

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               (d) Revision of Definition of "Licensed Patents". The definition of "Licensed Patents" in Section 1 of each of the Existing Project Agreements is replaced with the following:

        "Licensed Patents" means (i) any United States patents that may issue to the University during the term of this Agreement covering any test developed by or on behalf of the University and all divisionals, continuations, continuations-in-part, reissues, extensions, and reexaminations thereof that may issue in the United States during the term of this Agreement, (ii) any corresponding foreign patents that may issue to the University during the term of this Agreement with respect to any of the preceding patents, and all divisionals, continuations, continuations-in-part, reissues, extensions, and reexaminations thereof, and (iii) any other patents that may issue to the University during the term of this Agreement, and all divisionals, continuations, continuations-in-part, reissues, extensions, and reexaminations thereof, to the extent they cover any Innovations within the Project Scope.

               (e) Revision of Definition of "Net Proceeds". The definition of "Net Proceeds" in Section 1 of each of the Existing Project Agreements is replaced with the following:

        "Net Proceeds" means all gross revenue to MSS from the commercial distribution of a Product or payments related to a Product (whether for sales agency rights or distribution rights, license fees, development costs or other monies payable by a Third Party), minus the following:

                      (i) all promotional, trade, quantity, and cash discounts actually allowed, and credits and allowances actually granted on account of rejections, returns or billing errors;

                      (ii) the cost of goods sold (COGS), including but not limited to all mailing, delivery or other transportation charges and taxes imposed on the commercial distribution of a Product, any charges by an Approved Lab incurred with respect to such Product (including an Approved Lab operated in-house by MSS or by a Third Party), Test Sampling Materials and labor, and commissions, royalties, or other fees paid related to the Product;

                      (iii) all marketing and sales costs, including but not limited to trade shows, educational programs, thought leader development, marketing materials, market enhancement clinical studies, marketing, sales and administrative personnel and consultants related to the commercial distribution of the Product;

                      (iv) all operational costs, including but not limited to supplies, customer service, billing and collection, production, quality assurance personnel and consultants related to the commercial distribution of the Product;

                      (v) all costs to sponsor and monitor clinical utility trials which MSS is responsible for;


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                      (vi) all facility costs (including facilities used for an
        in-house Approved Lab and commercial service centers that support the marketing, distribution and collection of test materials, laboratory routing, results reporting, invoicing and collection), including but not limited to rent, directly related to the commercial distribution of the Product;

                      (vii) all equipment and other capital expenditures and any related depreciation;

                      (viii) legal fees incurred in engaging a Third Party;

                      (ix) all costs associated with the preparation, filing and prosecution of all patent applications other than the initial patent application filed in either the United Kingdom or the United States for a Product, including but not limited to filing fees, translation costs and legal fees (but not including any internal staff of MSS and overhead costs incurred with respect to any patent applications that MSS has responsibility for hereunder);

                      (x) regulatory costs, if any, including but not limited to filing fees and legal fees; and

                      (xi) all other costs that may be incurred with respect to the commercialization of the Product, such as patent litigation costs, indemnities and warranties to a Third Party or to end users of Products, and any insurance premiums to insure against potential liability.

               In computing Net Proceeds, all revenue, costs and deductions will be accounted for using generally accepted accounting principles consistently applied. Losses, if any, from previous quarters will be carried forward and revenues which become bad debt will be reconciled quarterly. The parties recognize that, depending upon the specific responsibilities assumed by each of the parties with respect to the commercialization of a particular Product, the costs and expenses to be deducted in computing Net Proceeds may be incurred by either MSS or the University. The parties recognize that as multiple Products are commercialized, some of the costs and expenses to be deducted in computing Net Proceeds would be amortized over multiple Products or over products within the scope of other project agreements between the parties, all as determined by the Steering Committee.

               (f) Costs of Carrying Out Responsibilities. Section 3.4 of each of the Existing Project Agreements is replaced with the following:

               3.4  Costs of Carrying Out Responsibilities; Sinking Fund.

                      (a) Costs to be Borne by the Parties Individually. Subject to the deduction of costs in computing Net Proceeds as set forth in the definition of "Net


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        Proceeds" in Section 1 above, each party will carry out the activities for which it is responsible at its own expense, including the costs of any research and development, commercialization costs, internal staff and overhead costs, consultants and other outside contractors assisting a party in performing its duties.

                      (b) Sinking Fund. After a Commercialization Event occurs with respect to a Product and Net Proceeds are being generated, the Steering Committee will determine a percentage of the Net Proceeds that will be directed into an MSS sinking fund out of which future costs that are deductible in computing Net Proceeds in accordance with the definition of "Net Proceeds" in Section 1 above and any liabilities incurred will be paid.

               (g) Deletion of Section 5.2. Section 5.2 of each of the Existing Project Agreements is deleted and Section 5.3 is renumbered to be Section 5.2.

        4.2 Amendments Applicable to the Atherosclerosis Project Agreement. In view of the decisions of the Steering Committee reflected in Recital D above and of other agreements reached between the parties, MSS and the University agree that the Atherosclerosis Project Agreement is hereby amended as follows:

               (a) Revision of Definition of "Products". The definition of "Products" in Section 1.14 is replaced with the following:

               1.14 "Products" means any products or services related to the Project (such as the Initial Coronary Artery Disease Test or new diagnostic and/or monitoring genetic tests, diagnostics, therapeutics, or related services) based upon any University Innovation, MSS Innovation, or Joint Innovation within the Project Scope.

               (b) Revision of Definition of "Project Scope". Clause (ii) of the definition of "Project Scope" in Section 1.16 is replaced with the following:

                      (ii) [ * ]

               (c) Test Standards. Section 3.2(iii) is amended to read as follows:

        (iii) Ensuring that all tests are run consistent with United States and European Community standards. MSS will monitor, audit, and assist the University with the proper paperwork required under United States standards.


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               (d) Revision of Definition of "Test Sampling Materials". The
definition of "Test Sampling Materials" in Section 1.20 is replaced with the following:

               1.20 "Test Sampling Materials" means the packaging, the clinical materials and accompanying instructional materials to be used to obtain a sample from a patient for delivery to an Approved Lab for performing the genetic analysis of an Atherosclerosis Test on such sample, and the subsequent materials reporting the results of the genetic analysis to a patient.

               (e) Division of "Net Proceeds". The second paragraph of Section
5.1 is deleted in its entirety. The word "new" in the first line of the third paragraph of Section 5.1 is deleted. The phrase "other type of" is inserted before the word "Product" in the second line of the first sentence of the first paragraph of Section 5.1, so that such sentence reads "The allocation of Net Proceeds between MSS and the University with respect to each other type of Product within the Project Scope ..." Insert the following sentence in front of the first sentence of the first paragraph of Section 5.1:

        Net Proceeds with respect to the Initial Coronary Artery Disease Test and all other diagnostic and/or monitoring genetic tests that are commercialized hereunder will be allocated [ * ] to MSS and [ * ] to the University.

        4.3 Amendments Applicable to the Eye Diseases Project Agreement. In view of the decisions of the Steering Committee reflected in Recital D above and of other agreements reached between the parties, MSS and the University agree that the Eye Diseases Project Agreement is hereby amended as follows:

               (a) Revision of Definition of "Products". The definition of "Products" in Section 1.14 is replaced with the following:

               1.14 "Products" means any products or services related to the Project (such as the Initial Eye Disease Test or new diagnostic and/or monitoring genetic tests, diagnostics, therapeutics, or related services) based upon any University Innovation, MSS Innovation, or Joint Innovation within the Project Scope.

               (b) Revision of Definition of "Project Scope". Clause (ii) of the definition of "Project Scope" in Section 1.16 is replaced with the following:

                      (ii) [ * ]

               (c) Test Standards. Section 3.2(v) is amended to read as follows:


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        (iii) Ensuring that all tests are run consistent with United States and
        European Community standards. MSS will monitor, audit, and assist the University with the proper paperwork required under United States standards.

               (d) Revision of Definition of "Test Sampling Materials". The definition of "Test Sampling Materials" in Section 1.20 is replaced with the following:

               1.20 "Test Sampling Materials" means the packaging, the clinical materials and accompanying instructional materials to be used to obtain a sample from a patient for delivery to an Approved Lab for performing the genetic analysis of an Eye Disease Test on such sample, and the subsequent materials reporting the results of the genetic analysis to a patient.

               (e) Division of "Net Proceeds". The second paragraph of Section
5.1 is deleted in its entirety. The word "new" in the first line of the third paragraph of Section 5.1 is deleted. The phrase "other type of" is inserted before the word "Product" in the second line of the first sentence of the first paragraph of Section 5.1, so that such sentence reads "The allocation of Net Proceeds between MSS and the University with respect to each other type of Product within the Project Scope ..." Insert the following sentence in front of the first sentence of the first paragraph of Section 5.1:

        Net Proceeds with respect to the Initial Eye Disease Test and all other diagnostic and/or monitoring genetic tests that are commercialized hereunder will be allocated [ * ] to MSS and [ * ] to the University.

        4.4 Amendments Applicable to the Osteoporosis Project Agreement. In view of the decisions of the Steering Committee reflected in Recital D above and of other agreements reached between the parties, MSS and the University agree that the Osteoporosis Project Agreement is hereby amended as follows:

               (a) Revision of Definition of "Products". The definition of "Products" in Section 1.14 is replaced with the following:

               1.14 "Products" means any products or services related to the Project (such as the Initial Osteoporosis Test or new diagnostic and/or monitoring genetic tests, diagnostics, therapeutics, or related services) based upon any University Innovation, MSS Innovation, or Joint Innovation within the Project Scope.

               (b) Revision of Definition of "Project Scope". Clause (ii) of the definition of "Project Scope" in Section 1.16 is replaced with the following:

                      (ii) [ * ]


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        [ * ]


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               (c) Test Standards. Section 3.2(v) is amended to read as follows:

        (iii) Ensuring that all tests are run consistent with United States and European Community standards. MSS will monitor, audit, and assist the University with the proper paperwork required under United States standards.

               (d) Revision of Definition of "Test Sampling Materials". The definition of "Test Sampling Materials" in Section 1.20 is replaced with the following:

               1.20 "Test Sampling Materials" means the packaging, the clinical materials and accompanying instructional materials to be used to obtain a sample from a patient for delivery to an Approved Lab for performing the genetic analysis of an Osteoporosis Test on such sample, and the subsequent materials reporting the results of the genetic analysis to a patient.

               (e) Division of "Net Proceeds". The second paragraph of Section
5.1 is deleted in its entirety. The word "new" in the first line of the third paragraph of Section 5.1 is deleted. The phrase "other type of" is inserted before the word "Product" in the second line of the first sentence of the first paragraph of Section 5.1, so that such sentence reads "The allocation of Net Proceeds between MSS and the University with respect to each other type of Product within the Project Scope ..." Insert the following sentence in front of the first sentence of the first paragraph of Section 5.1:

        Net Proceeds with respect to the Initial Osteoporosis Test will be allocated [ * ] to MSS and [ * ] to the University. Net Proceeds with respect to all other diagnostic and/or monitoring genetic tests that are commercialized hereunder will be allocated [ * ] to MSS and [ * ] to the University.


5.      TERM AND TERMINATION

        5.1 Term. Unless sooner terminated in accordance with the provisions of this Section 5, this Agreement shall continue in effect for an initial Contract Period of one year, which period will be automatically extended in one (1) year increments unless either party gives the other party written notice of its election not to renew this Agreement at least ninety (90) days in advance of the scheduled renewal date.

        5.2 Termination for Breach. Either party may, upon sixty (60) days written notice to the other party, terminate this Agreement in the event of a material breach of this Agreement by the other party, if such breach is not cured during the sixty (60) day notice period.

        5.3 Termination by MSS. MSS may terminate this Agreement at any time upon six (6) months written notice to the University; provided, however, that the budget allocated to support any particular Project on which the Investigator is working shall be appropriately prorated to allow for reasonable costs and to reimburse for all contractual commitments incurred


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by the Investigator or the University in performance of this Agreement prior to such termination, if such contractual commitments cannot be canceled by the Investigator or the University.

        5.4 Survival. The provisions of Section 2.3, all of Section 4, and this
Section 5.4 shall survive the expiration or termination of this Agreement.


6.      GENERAL

        6.1 Independent Contractors. The University and the Investigator, on the one hand, and MSS, on the other hand, are independent contractors, and nothing in this Agreement or otherwise shall place MSS and the University in the relationship of partners, joint venturers or agents, nor shall the Investigator be deemed an employee of MSS or entitled to participate in any benefits of MSS offered to its employees.

        6.2 Governing Law. This Agreement will be governed by and construed in accordance with the substantive laws of the United States and the State of California, without regard to or application of provisions relating to choice of law.

        6.3 Waiver and Modification. Failure by either party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision. Any waiver, amendment or other modification of any provision of this Agreement will be effective only if in writing and signed by the parties.

        6.4 Severability. If for any reason a court of competent jurisdiction finds any provision or portion of this Agreement to be unenforceable, that provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.

        6.5 Notices. All notices required or permitted under this Agreement will be in writing, will reference this Agreement and will be deemed given: (i) when sent by confirmed facsimile; (ii) ten (10) working days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or
(iii) five (5) working days after deposit with a commercial overnight carrier, with written verification of receipt. All communications will be sent to the addresses set forth below or to such other address as may be designated by a party by giving written notice to the other party pursuant to this section:

               To MSS:

               Paul J. White
               President and CEO
               Medical Science Systems, Inc.
               4400 McArthur Blvd., Suite 980
               Newport Beach, CA  92660
               U.S.A.

               To the University:

               [ * ]

        6.6 Delays Beyond Control. Neither party will be liable to the other party for any failure or delay in performance caused by reasons beyond such party's reasonable control, and such failure or delay will not constitute a material breach of this Agreement.

        6.7 Assignment. Neither party may assign its rights or obligations hereunder, by operation of law or otherwise, without express written consent of the other party, which consent will not be unreasonably withheld. Any attempted assignment without such consent shall be void. Subject to the foregoing, this Agreement will benefit and bind the successors and assigns of the parties.

        6.8 No Third Party Beneficiaries. Except as expressly provided herein to the contrary, no provision of this Agreement, express or implied, is intended or will be construed to confer rights, remedies or other benefits to any third party under or by reason of this Agreement.

        6.9 Entire Agreement. This Agreement, the Master Agreement and the relevant Project Agreements, including all exhibits, constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede and replace all prior or contemporaneous understandings or agreements, written or oral, regarding such subject matter.

        6.10 Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which will be considered an original and all of which together will constitute one agreement. This Agreement may be executed by the attachment of signature pages which have been previously executed.

        6.11 Cumulation. All rights and remedies enumerated in this Agreement will be cumulative and none will exclude any other right or remedy permitted herein or by law.

        6.12 Headings. The headings contained in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement through their duly authorized representatives as set forth below:

MEDICAL SCIENCE SYSTEMS, INC.          THE UNIVERSITY OF SHEFFIELD


By:                                    By:
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Printed Name:                          Printed Name:
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Title:                                 Title:
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